Exhibit 99.1

News Release	iStar Financial Inc. 1114 Avenue of the Americas New York, NY 10036 (212) 930-9400
COMPANY CONTACTS	[NYSE: SFI]
Catherine D. Rice Chief Financial Officer	Andrew G. Backman Vice President — Investor Relations

iStar Financial Announces Third Quarter 2007 Results

Board of Directors approves 5% increase in Quarterly Dividend on Common Stock

•                  Adjusted earnings reach record of $1.07 per diluted common share, up 19% year-over-year.

•                  Total revenues reach a record $419.4 million, up 68% year-over-year.

•                  Company expects fiscal year 2007 adjusted earnings per diluted common share of $4.00 - $4.10 and diluted GAAP earnings per diluted common share of $2.80 - $2.90.

•                  Company announces fiscal year 2008 adjusted earnings guidance of $4.00 - $4.20 per diluted common share and GAAP earnings per diluted common share guidance of $2.70 - $2.90.

•                  Company increases regular quarterly dividend by 5% to $0.87 per common share, or $3.48 per common share on an annualized basis; increase effective for fourth quarter 2007 dividend payment.

NEW YORK — November 6, 2007 — iStar Financial Inc. (NYSE: SFI), a leading publicly traded finance company focused on the commercial real estate industry, today reported results for the third quarter ended September 30, 2007. Third quarter results reflect the completion of the Fremont transaction on July 2, 2007.

iStar reported adjusted earnings for the quarter of $1.07 per diluted common share. This compares with $0.90 per diluted common share for the third quarter 2006. Adjusted earnings allocable to common shareholders for the third quarter 2007 were $135.8 million on a diluted basis, compared to $103.1 million for the third quarter 2006. Adjusted earnings represent net income computed in accordance with GAAP, adjusted for preferred dividends, depreciation, depletion, amortization, gain (loss) from discontinued operations and ineffectiveness on interest rate hedges.

Net income allocable to common shareholders for the third quarter was $93.0 million, or $0.73 per diluted common share, compared to $91.8 million, or $0.80 per diluted common share for the third quarter 2006. Please see the financial tables that follow the text of this press release for a detailed reconciliation of adjusted earnings to GAAP net income.

Net investment income for the quarter was $220.8 million, compared to $109.0 million for the third quarter 2006. The year-over-year increase was primarily due to higher interest income associated with the inclusion of the acquired Fremont portfolio of assets, including $60.7 million primarily associated with the amortization of the $281.4 million loan purchase discount from the acquisition. Net investment income represents interest income, operating lease income and equity in earnings (loss) from joint ventures, less interest expense, operating costs for corporate tenant lease assets and loss on early extinguishment of debt.

Excluding the effect of the Fremont acquisition, the Company announced that during the third quarter, it closed 42 new financing commitments, for a total of $1.8 billion. Of that amount, $988.4 million was funded during the quarter. In addition, the Company funded $396.6 million under pre-existing commitments and received $401.4 million in principal repayments.

Additionally, the Company completed the sale of two non-strategic corporate tenant lease assets for total proceeds of $5.6 million, net of costs, resulting in a total net book gain of approximately $1.0 million.

For the quarter ended September 30, 2007, the Company generated adjusted return on average common book equity of 21.8%. The Company’s debt to book equity plus accumulated depreciation/depletion and loan loss reserves, all as determined in accordance with GAAP, was 3.3x at quarter end.

The Company’s net finance margin, calculated as the rate of return on assets less the cost of debt, was 5.25% for the quarter, versus 3.22% in the previous quarter. The increase in quarter-over-quarter net finance margin was primarily due to the amortization of the Fremont loan purchase discount. Excluding the impact of the amortization of the Fremont loan purchase discount, the Company’s net finance margin was 3.53%.

Risk Management

At September 30, 2007, first mortgages, participations in first mortgages, senior loans and corporate tenant lease investments collectively comprised 86.0% of the Company’s asset base, versus 83.6% in the prior quarter. The Company’s loan portfolio consisted of 78% floating rate and 22% fixed rate loans, with a weighted average maturity of 3.2 years.

The weighted average last dollar loan-to-value ratio for all structured finance assets was 66.6%. At quarter end, the Company’s corporate tenant lease assets were 95.6% leased with a weighted average remaining lease term of 11.2 years. At September 30, 2007, the weighted average risk ratings of the Company’s structured finance and corporate tenant lease assets were 2.92 and 2.48, respectively, versus 2.78 and 2.50, respectively, in the previous quarter.

Inclusive of the assets acquired in the Fremont acquisition, at September 30, 2007, the Company had 29 loans on non-performing loan (NPL) status representing $848.7 million of gross book value. At the end of the third quarter, the Company had 28 loans on its watch list representing $1.1 billion of gross book value. Gross book values represent iStar’s book value plus Fremont’s A-participation interest. Excluding Fremont’s A-participation interest on the associated assets, NPL and watch list assets were $428.7 million and $610.5 million, respectively. The Company’s policy is to stop the accrual of interest on loans placed on NPL status. The Company believes it has adequate collateral and loan loss reserves to support the book value for each of the NPL and watch list assets.

The Company had $124.2 million in loan loss reserves at September 30, 2007 versus $52.2 million at December 31, 2006. The third quarter increase of $62.0 million in loan loss reserves was the result of the Company’s regular quarterly risk ratings review process as well as the addition of the Fremont portfolio. This quarter’s risk ratings process included a comprehensive review of the Fremont portfolio.

The Company’s total loss coverage, defined as the combination of loan loss reserves and remaining purchase discount from the Fremont acquisition, was $344.9 million or 3.2% of total loan assets at the end of the third quarter.

Summary of Fremont Contributions to Quarterly Results

On July 2, 2007, the Company completed its transaction with Fremont Investment & Loan in which the Company acquired Fremont’s commercial real estate lending business and retained a $2.1 billion B-participation interest in its commercial real estate loan assets for an aggregate purchase price of approximately $1.9 billion.

The Company accounted for the acquisition as a business combination under the purchase method of accounting. Under the purchase method, the assets acquired and liabilities assumed were recorded at their fair values as of the acquisition date, with any excess of the purchase price over the fair value recorded as goodwill. On the acquisition date, the Company recorded a $281.4 million aggregate discount related to the acquired loans as follows. The Company recognized 18 loans with an aggregate principal balance of $577.2 million, as impaired. These loans were recorded at a discount of $56.9 million, or approximately $520.2 million. The majority of these loans will be accounted for on the cost recovery basis. The remaining $5.7 billion of acquired loans were recorded at a fair value of $5.5 billion, a discount of $224.5 million to principal value. This discount was determined on a loan by loan basis and will be amortized through interest income over the life of each individual loan. During the third quarter, we recognized approximately $57.4 million of interest income related to the amortization of purchase discount, leaving a balance of $167.1 million. In addition, we recognized $3.2 million of interest income from two of the impaired loans, one of which repaid in full during the quarter, and one of which is expected to repay by year end. The balances discussed above represent iStar’s B-participation interest plus Fremont’s A-participation interest.

At the end of the third quarter, the acquired portfolio and additional fundings made during the quarter, had a principal balance of $5.7 billion, consisting of 243 loans with a weighted average margin of 325 bps. This compared to 281 loans on July 2, 2007, with a principal balance of $6.3 billion and a weighted average margin of 327 bps.

At the end of the third quarter, the principal balance of Fremont’s A-participation interest in the portfolio was $3.4 billion versus $4.2 billion on July 2, 2007. The principal balance of iStar’s B-participation interest at the end of the third quarter was $2.3 billion versus $2.1 billion on July 2, 2007. During the quarter, iStar received $1.1 billion in principal repayments of which the Company retained 30%. The balance of the principal repayments was paid to Fremont as part of the terms of its participation. The weighted average maturity of the portfolio is approximately 12 months.

During the third quarter, iStar funded $567.4 million of commitments related to the portfolio. Unfunded commitments at the end of the third quarter were $3.0 billion, of which the Company only expects to fund approximately $2.6 billion based upon its comprehensive review of the portfolio. This compares to unfunded commitments of $3.7 billion on July 2, 2007.

At September 30, 2007, there were 22 loans from the acquired portfolio on NPL status with a gross book value of $640.1 million versus 16 loans from the date of the acquisition, which represented $406.1 million of gross book value. In addition, there were 22 loans on the Company’s watch list with a gross book value of $781.3 million versus 22 loans from the date of the acquisition which represented $843.6 million of gross book value. Excluding Fremont’s A-participation interest on the associated assets, NPL and watch list assets for the acquired portfolio were $220.1 million and $296.0 million, respectively.

Capital Markets Summary

As of September 30, 2007, the Company had $1.7 billion available under $3.9 billion in revolving credit facilities.

Consistent with its match funding policy under which a one percentage point change in interest rates cannot impact adjusted earnings by more than 2.5%, as of September 30, 2007, a one percentage point increase in rates would have increased the Company’s adjusted earnings by 2.3%.

During the third quarter, the Company repurchased approximately 613,000 shares of its common stock for $20.2 million pursuant to its existing 5.0 million share repurchase program. The Company currently has remaining authority to repurchase up to 2.1 million shares under the program.

On October 15, 2007, the Company issued $800 million of convertible senior floating rate notes due 2012. The Notes priced at par, mature on October 1, 2012, and will bear interest at a rate of 3-month LIBOR plus 0.50%. The Notes will be convertible into cash, shares of common stock, or any combination thereof at the Company’s option at an initial conversion price of $45.05, which represented a 30% premium over the closing price on October 10, 2007. The Company used half of the net proceeds to pay down the interim facility used to fund the Fremont acquisition and the other half to pay down other indebtedness.

Earnings Guidance

Consistent with the Securities and Exchange Commission’s Regulation FD and Regulation G, iStar Financial comments on earnings expectations within the context of its regular earnings press releases.

For fiscal year 2007, the Company expects diluted adjusted earnings per common share of $4.00 - $4.10, and diluted GAAP earnings per common share of $2.80 - $2.90, based on expected net asset growth of approximately $5.0 billion, including the Company’s retained interest in the Fremont portfolio. Excluding the Fremont interest, net asset growth for fiscal year 2007 is expected to be approximately $3.0 billion.

For fiscal year 2008, the Company expects diluted adjusted earnings per common share of $4.00 - $4.20, and diluted GAAP earnings per common share of $2.70 - $2.90. The lower end of these ranges assumes minimal net asset growth in 2008. The higher end of these ranges assumes $3.0 - $3.5 billion of net asset growth in 2008.

Dividend

On October 1, 2007, iStar Financial declared a regular quarterly dividend of $0.825 per share. The third quarter dividend was paid on October 29, 2007 to shareholders of record on October 15, 2007.

iStar Financial announced today, that effective December 3, 2007, its Board of Directors approved an increase in the regular quarterly cash dividend on its common stock to $0.87 per share for the quarter ending December 31, 2007, payable on December 31, 2007 to holders of record on December 17, 2007. The $0.87 per share quarterly dividend, or $3.48 per share on an annualized basis, represents an approximate 5% increase over iStar Financial’s previous quarterly dividend rate of $0.825 per share.

To ensure the Company pays out 100% of its taxable income for fiscal 2007, the Company stated today that it expects to declare a special dividend later this year on its common stock of approximately $0.15 - $0.30 per share. Record and payment dates for a special dividend will be set by the Board of Directors.

[Financial Tables to Follow]

*                   *                *

iStar Financial Inc. is a leading publicly traded finance company focused on the commercial real estate industry. The Company primarily provides custom-tailored investment capital to high-end private and corporate owners of real estate, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, as well as corporate net lease financing and equity. The Company, which is taxed as a real estate investment trust (“REIT”), seeks to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing innovative and value added financing solutions to its customers.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. EST today, November 6, 2007. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website, www.istarfinancial.com, under the “Investor Relations” section. To listen to the live call, please go to the website’s “Investor Relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the timing of receipt of prepayment penalties, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

Selected Income Statement Data
(In thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net investment income(1)	$220,790	$109,042	$468,233	$312,697
Other income	19,890	20,369	87,165	57,746
Other expenses(2)	(141,017)	(48,472)	(270,852)	(128,594)
Minority interest in consolidated entities	(277)	(291)	302	(1,360)
Income from continuing operations	$99,386	$80,648	$284,848	$240,489

Income from discontinued operations	5,213	6,738	16,132	20,848
Gain from discontinued operations	1,045	17,264	7,823	21,800
Preferred dividends	(10,580)	(10,580)	(31,740)	(31,740)
Net income allocable to common shareholders and HPU holders(3)	$95,064	$94,070	$277,063	$251,397

(1)

Includes interest income, operating lease income and equity in earnings from joint ventures, less interest expense, operating costs for corporate tenant lease assets and loss on early extinguishment of debt.

(2)	Includes depreciation and amortization, general and administrative expenses, provision for loan losses and other expenses.
(3)	HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program.

Selected Balance Sheet Data (In thousands)	As of September 30, 2007	As of December 31, 2006
	(unaudited)

Loans and other lending investments, net	$10,569,207	$6,799,850
Corporate tenant lease assets, net	3,282,976	3,084,794
Other investments	472,221	407,617
Total assets	15,304,705	11,059,995
Debt obligations	11,748,508	7,833,437
Total liabilities	12,215,295	8,034,394
Total shareholders’ equity	3,034,600	2,986,863

iStar Financial Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES

Interest income	$316,855	$153,053	$689,880	$414,177
Operating lease income	82,650	76,097	240,118	228,951
Other income	19,890	20,369	87,165	57,746
Total revenues	419,395	249,519	1,017,163	700,874

COSTS AND EXPENSES

Interest expense	173,376	115,214	441,077	309,999
Operating costs - corporate tenant lease assets	7,937	6,337	21,833	22,928
Depreciation and amortization	24,802	18,980	67,665	56,546
General and administrative(1)	51,266	27,492	128,238	67,048
Provision for loan losses	62,000	2,000	72,000	5,000
Other expense	2,949	—	2,949	—
Total costs and expenses	322,330	170,023	733,762	461,521

Income from continuing operations before other items	97,065	79,496	283,401	239,353
Equity in earnings from joint ventures	2,598	1,443	1,145	2,496
Minority interest in consolidated entities	(277)	(291)	302	(1,360)
Income from continuing operations	99,386	80,648	284,848	240,489

Income from discontinued operations	5,213	6,738	16,132	20,848
Gain from discontinued operations	1,045	17,264	7,823	21,800
Net income	105,644	104,650	308,803	283,137

Preferred dividends	(10,580)	(10,580)	(31,740)	(31,740)

Net income allocable to common shareholders and HPU holders	$95,064	$94,070	$277,063	$251,397

Net income per common share
Basic	$0.74	$0.81	$2.14	$2.16
Diluted(2)	$0.73	$0.80	$2.12	$2.14

Net income per HPU share
Basic(3)	$139.07	$153.27	$404.87	$409.67
Diluted(2)(4)	$138.07	$151.67	$401.47	$405.73

(1)

For the three months ended September 30, 2007 and 2006, includes $3,786 and $6,407 of stock-based compensation expense, respectively. For the nine months ended September 30, 2007 and 2006, includes $12,051 and $9,357 of stock-based compensation expense, respectively.

(2)

For the three months ended September 30, 2007 and 2006, includes the allocable share of $29 and $30 of joint venture income, respectively. For the nine months ended September 30, 2007 and 2006, includes the allocable share of $85 and $86 of joint venture income, respectively.

(3)

For the three months ended September 30, 2007 and 2006, $2,086 and $2,299 of net income is allocable to HPU holders, respectively. For the nine months ended September 30, 2007 and 2006, $6,073 and $6,145 of net income is allocable to HPU holders, respectively.

(4)

For the three months ended September 30, 2007 and 2006, $2,071 and $2,275 of net income is allocable to HPU holders, respectively. For the nine months ended September 30, 2007 and 2006, $6,022 and $6,086 of net income is allocable to HPU holders, respectively.

iStar Financial Inc.
Earnings Per Share Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

EPS INFORMATION FOR COMMON SHARES

Income from continuing operations per common share(1)
Basic	$0.69	$0.60	$1.96	$1.79
Diluted(2)	$0.68	$0.60	$1.94	$1.78

Net income per common share
Basic	$0.74	$0.81	$2.14	$2.16
Diluted(2)	$0.73	$0.80	$2.12	$2.14

Weighted average common shares outstanding
Basic	126,488	113,318	126,644	113,281
Diluted	127,508	114,545	127,782	114,439

EPS INFORMATION FOR HPU SHARES

Income from continuing operations per HPU share(1)
Basic	$129.94	$114.14	$369.87	$340.14
Diluted(2)	$128.94	$113.00	$366.74	$336.86

Net income per HPU share(3)
Basic	$139.07	$153.27	$404.87	$409.67
Diluted(2)	$138.07	$151.67	$401.47	$405.73

Weighted average HPU shares outstanding
Basic	15	15	15	15
Diluted	15	15	15	15

(1)	For the three months ended September 30, 2007 and 2006, excludes preferred dividends of $10,580. For the nine months ended September 30, 2007 and 2006, excludes preferred dividends of $31,740.
(2)

For the three months ended September 30, 2007 and 2006, includes the allocable share of $29 and $30 of joint venture income, respectively. For the nine months ended September 30, 2007 and 2006, includes the allocable share of $85 and $86 of joint venture income, respectively.

(3)

As more fully explained in the Company’s quarterly SEC filings, three plans of the Company’s HPU program vested in December 2002, December 2003 and December 2004. Each of the respective plans contain 5 HPU shares. Cumulatively, these 15 shares were entitled to $2,086 and $2,299 of net income for the three months ended September 30, 2007 and 2006, respectively, and $6,073 and $6,145 of net income for the nine months ended September 30, 2007 and 2006, respectively. On a diluted basis, these cumulative 15 shares were entitled to $2,071 and $2,275 of net income for the three months ended September 30, 2007 and 2006, respectively, and $6,022 and $6,086 of net income for the nine months ended September 30, 2007 and 2006, respectively.

iStar Financial Inc.
Reconciliation of Adjusted Earnings to GAAP Net Income
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

ADJUSTED EARNINGS(1)

Net income	$105,644	$104,650	$308,803	$283,137
Add: Depreciation, depletion and amortization	25,928	20,758	71,172	61,791
Add: Joint venture income	31	32	92	92
Add: Joint venture depreciation, depletion and amortization	10,407	2,645	30,992	8,093
Add: Amortization of deferred financing costs	7,065	5,403	20,222	17,671
Add: Hedge ineffectiveness, net	2,944	—	2,944	—
Less: Preferred dividends	(10,580)	(10,580)	(31,740)	(31,740)
Less: Gain from discontinued operations	(1,045)	(17,264)	(7,823)	(21,800)
Less: Joint venture gain from discontinued operations	(1,572)	—	(1,572)	—

Adjusted earnings allocable to common shareholders and HPU holders:
Basic	$138,791	$105,612	$392,998	$317,152
Diluted	$138,822	$105,644	$393,090	$317,244

Adjusted earnings per common share:
Basic(2)	$1.07	$0.91	$3.04	$2.73
Diluted(3)	$1.07	$0.90	$3.01	$2.71

Weighted average common shares outstanding:
Basic	126,488	113,318	126,644	113,281
Diluted	127,508	114,545	127,782	114,439

Common shares outstanding at end of period:
Basic	126,272	113,820	126,272	113,820
Diluted	127,282	115,053	127,282	115,053

(1)

Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders.  Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled  measures by other companies.

(2)

For the three months ended September 30, 2007 and 2006, excludes $3,046 and $2,581 of net income allocable to HPU holders, respectively.  For the nine months ended September 30, 2007 and 2006, excludes $8,615 and $7,752 of net income allocable to HPU holders, respectively.

(3)

For the three months ended September 30, 2007 and 2006, excludes $3,023 and $2,554 of net income allocable to HPU holders, respectively.  For the nine months ended September 30, 2007 and 2006, excludes $8,542 and $7,678 of net income allocable to HPU holders, respectively.

iStar Financial Inc.
Consolidated Balance Sheets
(In thousands)

	As of	As of
	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS

Loans and other lending investments, net	$10,569,207	$6,799,850
Corporate tenant lease assets, net	3,282,976	3,084,794
Other investments	472,221	407,617
Investments in joint ventures	390,863	382,030
Assets held for sale	76,590	9,398
Cash and cash equivalents	102,044	105,951
Restricted cash	33,340	28,986
Accrued interest and operating lease income receivable	141,373	72,954
Deferred operating lease income receivable	95,339	79,498
Deferred expenses and other assets	97,697	71,181
Goodwill	43,055	17,736
Total assets	$15,304,705	$11,059,995

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$466,787	$200,957

Debt obligations:
Unsecured senior notes	7,119,466	6,250,249
Unsecured revolving credit facilities	2,178,049	923,068
Interim credit facility	1,900,000	—
Secured term loans	452,964	562,116
Other debt obligations	98,029	98,004
Total liabilities	12,215,295	8,034,394
Minority interest in consolidated entities	54,810	38,738
Shareholders’ equity	3,034,600	2,986,863
Total liabilities and shareholders’ equity	$15,304,705	$11,059,995

iStar Financial Inc.
Supplemental Information
(In thousands)
(unaudited)

PERFORMANCE STATISTICS
Three Months Ended
September 30, 2007
Net Finance Margin

Weighted average GAAP yield of loan and CTL investments	11.61%
Less: Cost of debt	(6.36% )
Net Finance Margin (1)	5.25%

Net Finance Margin Excluding Amortization of Discount on Fremont Loans	3.53%

Return on Average Common Book Equity

Average total book equity	$3,053,217
Less: Average book value of preferred equity	(506,176)
Average common book equity (A)	$2,547,041

Net income allocable to common shareholders and HPU holders	$95,064
Net income allocable to common shareholders and HPU holders - Annualized (B)	$380,256

Return on Average Common Book Equity (B) / (A)	14.9%

Adjusted basic earnings allocable to common shareholders and HPU holders(2)	$138,791
Adjusted basic earnings allocable to common shareholders and HPU holders - Annualized (C)	$555,164

Adjusted Return on Average Common Book Equity (C) / (A)	21.8%

Efficiency Ratio

General and administrative expenses (D)	$51,266
Total revenue (E)	$419,395
Efficiency Ratio (D) / (E)	12.2%

(1)

Weighted average GAAP yield is the annualized sum of interest income and operating lease income (excluding other income), divided by the sum of average gross corporate tenant lease assets, average loans and other lending investments, average SFAS No. 141 purchase intangibles and average assets held for sale over the period.  Cost of debt is the annualized sum of interest expense and operating costs—corporate tenant lease assets, divided by the average gross debt obligations over the period.  Operating lease income and operating costs—corporate tenant lease assets exclude SFAS No. 144 adjustments from discontinued operations of $5,359 and $227, respectively.  The Company does not consider net finance margin to be a measure of the Company’s liquidity or cash flows.  It is one of several measures that management considers to be an indicator of the profitability of its operations.

(2)

Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders.  Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing.  It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.
Supplemental Information
(In thousands)
(unaudited)

CREDIT STATISTICS
Three Months Ended
September 30, 2007
Book debt (A)	$11,748,508

Book equity	$3,034,600
Add: Accumulated depreciation/depletion and loan loss reserves	579,066
Sum of book equity, accumulated depreciation/depletion and loan loss reserves (B)	$3,613,666

Book Debt / Sum of Book Equity, Accumulated Depreciation/Depletion
and Loan Loss Reserves (A) / (B)	3.3x

Ratio of Earnings to Fixed Charges	1.6x

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.6x

Interest Coverage

EBITDA(1) (C)	$315,355
GAAP interest expense (D)	$173,376

EBITDA / GAAP Interest Expense (C) / (D)	1.8x

Fixed Charge Coverage

EBITDA(1) (C)	$315,355

GAAP interest expense	$173,376
Add: Preferred dividends	10,580
Total GAAP interest expense and preferred dividends (E)	$183,956

EBITDA / GAAP Interest Expense and Preferred Dividends (C) / (E)	1.7x

RECONCILIATION OF NET INCOME TO EBITDA

Net income	$105,644
Add: GAAP interest expense	173,376
Add: Depreciation, depletion and amortization	25,928
Add: Joint venture depreciation, depletion and amortization	10,407

EBITDA(1)	$315,355

(1)

EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating EBITDA may differ from the calculations of similarly-titled  measures by other companies.

iStar Financial Inc.
Supplemental Information
(In thousands)
(unaudited)

Three Months Ended September 30, 2007	LOAN ORIGINATIONS(1)
	Fixed Rate	Floating Rate	Total/ Weighted Average	CORPORATE LEASING	OTHER INVESTMENTS
Amount funded	$184,973	$660,326	$845,299	$141,163	$1,918
Weighted average GAAP yield	8.96%	8.99%	8.98%	9.96%	N/A
Weighted average all-in spread/margin (basis points) (2)	448	384	—	517	N/A
Weighted average first $ loan-to-value ratio	15.93%	10.91%	12.03%	N/A	N/A
Weighted average last $ loan-to-value ratio	59.69%	56.40%	57.12%	N/A	N/A

UNFUNDED COMMITMENTS

Number of assets with unfunded commitments				336

Discretionary commitments				$1,082,730
Non-discretionary commitments				6,009,115
Total unfunded commitments				$7,091,845
Estimated weighted average funding period				Approximately 2.0 years

UNENCUMBERED ASSETS				$15,011,609

RISK MANAGEMENT STATISTICS

(weighted average risk rating)	2007			2006
	September 30,	June 30,	March 31,	December 31,	September 30,
Structured Finance Assets (principal risk)	2.92	2.78	2.64	2.74	2.75
Corporate Tenant Lease Assets	2.48	2.50	2.45	2.37	2.39

				(1=lowest risk; 5=highest risk)

(1)	Excludes loans purchased through the Fremont acquisition
(2)	Represents spread over base rate LIBOR (floating-rate loans) and interpolated U.S. Treasury rates (fixed-rate loans and corporate leasing transactions) during the quarter.

iStar Financial Inc.
Supplemental Information
(In thousands, except per share amounts)
(unaudited)

LOANS AND OTHER LENDING INVESTMENTS CREDIT STATISTICS

	As of
	September 30, 2007		December 31, 2006
Book value of non-performing loans(1) /
As a percentage of total assets	$848,714	5.55%	$61,480	0.56%

Reserve for loan losses /
As a percentage of total assets	$124,201	0.81%	$52,201	0.47%
As a percentage of non-performing loans(1)		14.63%		84.91%

RECONCILIATION OF DILUTED ADJUSTED EPS
GUIDANCE TO DILUTED GAAP EPS GUIDANCE(2)

	Year Ending	Year Ending
	December 31, 2007	December 31, 2008

Earnings per diluted common share guidance	$2.80 - 2.90	$2.70 - 2.90
Add: Depreciation, depletion and amortization per diluted common share	$1.10 - 1.30	$1.10 - 1.50
Adjusted earnings per diluted common share guidance	$4.00 - 4.10	$4.00 - 4.20

(1)	Non-performing loans include iStar’s book value and Fremont’s A-participation interest on the associated assets.
(2)

Adjusted  earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

iStar Financial Inc.
Supplemental Information
(In millions)
(unaudited)

PORTFOLIO STATISTICS AS OF SEPTEMBER 30, 2007(1)

Security Type
First Mortgages / Senior Loans	$9,162	60.5%
Corporate Tenant Leases	3,860	25.5
Mezzanine / Subordinated Debt	1,531	10.1
Other Investments	592	3.9
Total	$15,145	100.0%

Collateral Type
Apartment / Residential	$2,815	18.6%
Land	2,190	14.5
Office (CTL)	1,767	11.7
Corporate - Real Estate	1,682	11.1
Retail	1,591	10.5
Industrial / R&D	1,436	9.5
Entertainment / Leisure	868	5.7
Hotel	707	4.7
Other	700	4.6
Mixed Use / Mixed Collateral	651	4.3
Corporate - Non-Real Estate	372	2.4
Office (Lending)	366	2.4
Total	$15,145	100.0%

Collateral Location
West	$3,135	20.7%
Northeast	2,606	17.2
Southeast	2,297	15.2
Mid-Atlantic	1,605	10.6
Various	1,360	9.0
International	1,105	7.3
Central	939	6.2
South	799	5.3
Southwest	745	4.9
Northcentral	364	2.4
Northwest	190	1.2
Total	$15,145	100.0%

(1)	Figures presented prior to loan loss reserves, accumulated depreciation and impact of Statement of Financial Accounting Standards No. 141, “Business Combinations.”